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                         October 14, 2022

       Bradley Childers
       President and Chief Executive Officer
       Archrock, Inc.
       9807 Katy Freeway
       Suite 100
       Houston, Texas 77024

                                                        Re: Archrock, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 16,
2022
                                                            File No. 001-33666

       Dear Bradley Childers:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program
       cc:                                              Nick S. Dhesi